Exhibit 99.5

CANEX METALS INC.

OFFICER’S CERTIFICATE

TO:	Alberta Securities Commission British Columbia Securities Commission Ontario Securities Commission
RE:	Abridgement Certificate under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (the “Instrument”)

I, Shane Ebert, President and Chief Executive Officer of CANEX Metals Inc. (the “Corporation”), do hereby certify for and on behalf of the Corporation, and not in my personal capacity (and without personal liability), that to the best of my knowledge:

1.	The Corporation, acting on behalf of Gold Basin Resources Corporation (“Gold Basin”), is relying on Section 2.20 of the Instrument in order to abridge the time prescribed in Subsections 2.1(b), 2.2(1) and 2.5(1) of the Instrument for the upcoming annual general meeting (the “Meeting”) of Gold Basin to be held on March 16, 2026;

2.	The Corporation has arranged to have proxy-related materials for the Meeting sent in compliance with the applicable timing requirements in Sections 2.9 and 2.12 of the Instrument; and

3.	The Corporation has arranged to carry out all of the requirements of the Instrument in addition to those described in paragraph 2 above.

DATED as of 23 February 2026.

(signed) “Shane Ebert”
Name:	Dr. Shane Ebert
Title:	President & Chief Executive Officer